FOR IMMEDIATE RELEASE
May 05, 2008

CREATIVE VISTAS, INC. NAMES DOMINIC BURNS TO CEO POSITION

Sayan Navaratnam Retains Role as Chairman

WHITBY, Ontario and Los Angeles, CA — May 05, 2008—Creative Vistas, Inc. (OTCBB:CVAS), a leading provider of broadband-related services and advanced video security and surveillance solutions, today announced that it has named Dominic Burns, President of the Company, to the additional position of Chief Executive Officer. Sayan Navaratnam, who had been both CEO and Chairman, will remain as Chairman.

Burns, 48, has over 20 years of experience in the security integration industry. In 1991 he founded AC Technical Systems Ltd., which later became one of Creative Vistas’ core business units, and he has been president of AC Technical since then. A graduate of Northern Ireland’s Belfast College of Technology, Burns also held a radio and navigation license. He has an extensive background in quality controls in the avionics industry and has been a pioneer in transferring that industry’s high standards and controls to the security integration market. He has designed a number of internal technical and marketing programs to expand AC Technical's sales and capabilities. Burns has also served on Creative Vistas’ Board of Directors since September 2004.

In his new position, Burns will oversee Creative Vistas’ three divisions -- AC Technical, Cancable Inc., and Iview Digital Video Solutions Inc. Among other responsibilities, he will direct Creative Vistas’ expansion into new markets, particularly in the U.S., and will guide the long-term integration of the Company’s business units as they develop new complementary product and service packages.

“I am very pleased that Dominic is taking a wider role in this Company as its new CEO,” said Mr. Navaratnam. “He comes to this position with an impressive record of innovation, operational expertise and high quality standards. Especially worth noting is his success in building AC Technical into a leading provider of integrated video surveillance systems. His technical and managerial skills made this achievement possible, and they are well suited to Creative Vistas’ current strategy of growth both geographically - particularly in the U.S. - as well as through our product and service offerings to residential and commercial customers,” said Mr. Navaratnam.

Burns commented, “I am excited and gratified to be placed in this new position, working closely with Sayan to oversee this fast-growing company. I know from my experience at AC Technical -- the historic core of Creative Vistas -- that the company already enjoys a strong reputation among high profile customers in Canada. I see my mission as building on this base with new offerings in new markets, but with no retreat from our commitment to quality, second-to-none technology and reliability.”

Navaratnam, 33, joined AC Technical as CEO in 2003 and became Chairman and CEO of Creative Vistas when the Company was organized in 2004. As Chairman and CVAS’ most significant shareholder, he will continue to be responsible for managing the overall vision and growth strategy of Creative Vistas and its subsidiaries.

If you would like to be added to Creative Vistas' investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com or sayan@creativevistasinc.com.

About Creative Vistas

Creative Vistas, Inc., is a leading provider of security-related technologies and systems. It also provisions the deployment of broadband services. Operating through its wholly-owned subsidiaries AC Technical Systems Ltd. and Iview Digital Video Solutions Inc., it offers proprietary and non-proprietary technologies to the integrated electronic security and surveillance market. Its systems are used by numerous high-profile clients including government, school boards, retail outlets, banks and hospitals. Through its subsidiary Cancable Inc., the Company provisions the deployment and servicing of broadband technologies to the commercial and residential market. Creative Vistas is based in Ontario, Canada.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events.

Creative Vistas, Inc.
Sayan Navaratnam, 905-666-8676
sayan@creativevistasinc.com

Or

Investor Relations
Investor Relations International
Haris Tajyar, 818-382-9700
htajyar@irintl.com